Exhibit 99.1

     (1) Sprout CEO Fund, L.P. (“Sprout CEO”), a Delaware limited partnership, sold 1,112 shares. DLJ Capital Corporation (“DLJCC”), a Delaware corporation, is the general partner of Sprout CEO. DLJCC sold 3,981 shares. DLJCC acts as a venture capital partnership management company. DLJCC is a wholly-owned subsidiary of Credit Suisse First Boston (USA), Inc. (“CSFB-USA”), a Delaware corporation and holding company. Credit Suisse First Boston, Inc. (“CSFBI”), a Delaware corporation, owns all of the voting stock of CSFB-USA. DLJ First ESC, L.P. (“FESC”), a Delaware limited partnership, sold 19,907 shares. DLJ LBO Plans Management Corporation (“DLJ-LBO”), an indirect wholly-owned subsidiary of CSFB-USA, is the general partner of FESC, and is responsible for carrying out the investment activities of FESC. The address and the principal business and office of each of Sprout CEO, DLJCC, CSFB-USA, CSFBI, FESC and DLJ-LBO is Eleven Madison Avenue, New York, New York 10010.

      (2) Sprout CEO sold 1,287 shares. DLJCC sold 4,606 shares. FESC sold 23,032 shares.

      (3) Sprout CEO sold 1,588 shares. DLJCC sold 5,682 shares. FESC sold 28,408 shares.

     The amount of securities set forth in column 5 represents the total number of shares of Common Stock of the Issuer held by the CSFB business unit (as defined below). Subsequent to the transactions effected on August 23, 2005, Sprout CEO owns 11,961 shares, DLJCC owns 42,808 shares and FESC owns 214,040 shares. Additionally, CSFB-USA directly owns 41,606 shares. Sprout Capital VII, L.P. (“Sprout VII”), a Delaware limited partnership that makes investments for long-term appreciation, owns 1,029,745 shares. DLJ Associates VII, L.P. ("Associates VII"), a Delaware limited partnership, is a general partner of Sprout VII and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout VII. DLJ Capital Associates VII, Inc. ("DLJCA VII"), a Delaware corporation and wholly-owned subsidiary of CSFB-USA, is the managing general partner of Associates VII. Sprout Growth II, L.P. (“Growth II”), a Delaware limited partnership that makes investments for long-term appreciation, owns 841,853 shares. DLJ Growth Associates II, L.P. ("Associates II"), a Delaware limited partnership, is a general partner of Growth II and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Growth II. DLJ Growth Associates II, Inc. ("DLJGA II"), a Delaware corporation and wholly-owned subsidiary of CSFB-USA, is the managing general partner of Associates II. DLJCC is the managing general partner of Sprout VII and Growth II and, as such, is responsible for their day-to-day management. DLJCC makes all of the investment decisions on behalf of Sprout VII and Growth II. The address and the principal business and office of each of Sprout VII, Associates VII, DLJCA VII, Growth II, Associates II and DLJGA II is Eleven Madison Avenue, New York, New York 10010.

* * *

     In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 4 is being filed by Credit Suisse (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the "CSFB business unit") excluding Asset Management (as defined below) (the "Reporting Person"). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

     The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of CSFBI. The Bank's voting stock is entirely owned by Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. CSG also owns the remainder of the voting stock of CSFBI.

     CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking and insurance products. CSG has three distinct business units. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse business unit (the "Credit Suisse business unit") and the Winterthur business unit (the "Winterthur business unit"). The Credit Suisse business unit offers global private banking and corporate and retail banking services in Switzerland. The Winterthur business unit provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

     The Bank is comprised of what were formerly known as Credit Suisse First Boston and Credit Suisse, each a Swiss bank, which were merged on May 13, 2005. The operations of the Bank consist principally of the Credit Suisse and CSFB business units.

     CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management, the Credit Suisse business unit and the Winterthur business unit) may beneficially own shares of the securities of the issuer to which this Form 4 relates and such shares are not reported in this Form 4. CSG disclaims beneficial ownership of shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of Asset Management, the Credit Suisse business unit and the Winterthur business unit disclaims beneficial ownership of shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of shares beneficially owned by CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit.